News Release
Audiovox Corporation Reports Fiscal 2011 Third Quarter and Nine Month Results

- Sales for the quarter up 4.8%, driven by continued growth in mobile electronics.
- Gross margins increase 180 basis points due to higher margins in all product categories.
- Operating income increased to $5.4 million from $3.1 million in the comparable third quarters.

HAUPPAUGE, N.Y., Jan. 10, 2011 /PRNewswire via COMTEX/ --

Audiovox Corporation (Nasdaq: VOXX), today announced results for its Fiscal 2011 third quarter ended November 30, 2010.

Commenting on the Company's performance, Pat Lavelle, President and CEO stated, "During the third quarter, our automotive business, both in the aftermarket and at the OE level, continued to offset the weakness in our consumer and accessory categories. Concerns over the state of the U.S. economy remain and while our sales in these groups are lower than last year, we gained several new retail accounts, which is encouraging for the future. Additionally, our international business continues to grow. What was most pleasing was our 3Q margin improvement, as it was across the board in all of our segments. We still have concerns about the U.S. market, though we believe business conditions will improve as we move into our next fiscal year."

Fiscal Third Quarter Comparisons

Net sales for the third quarter ended November 30, 2010 were $163.2 million, an increase of 4.8% compared to net sales of $155.7 million reported in the comparable year ago period.

Electronics sales were $122.7 million for the 2011 fiscal third quarter as compared to $109.7 million for the three months ended November 30, 2009, an increase of 11.8%. Electronics sales were positively impacted by higher sales of mobile electronics products, particularly in automotive security and from new OEM programs, as well as from the Company's Invision acquisition. These increases were partially offset by declines in select retail categories. Electronic sales represented 75.2% of net sales for the three months ended November 30, 2010 compared to 70.5% in the comparable prior year period.

Accessory sales were $40.5 million for the 2011 fiscal third quarter as compared to $45.9 million for the three months ended November 30, 2009, a decrease of 11.9%. At the retail level, the Accessories group continues to be impacted by slower sales for electronics products utilizing our accessories, partially offset by modest increases in select remote control lines and in the Company's international operations. Accessory sales represented 24.8% of our net sales for the three months ended November 30, 2010 as compared to 29.5% in the comparable prior year period.

Gross margins were 21.2% for the fiscal 2011 third quarter ended November 30, 2010, a 180 basis point improvement from 19.4% reported in the comparable prior year period. During the 2011 fiscal third quarter, the Company experienced increases in gross profit margins in every category, both domestically and internationally. Contributing to this improvement was the shift in the product mix, most notably higher sales in the automotive market, as well as reduced costs in freight and warehousing as compared to the prior year period.

Operating expenses increased by $2.1 million or 7.8% from $27.1 million to $29.2 million for the three month periods ended November 30, 2009 and November 30, 2010, respectively. The increase in total operating expenses was primarily due to higher expenses associated with the Company's acquisitions of Schwaiger and Invision, which accounted for $2.6 million of the increase in the fiscal 2011 third quarter compared to Fiscal 2010 results. Prior to incremental expenses related to acquisitions, the Company's operating expenses declined by $0.5 million for the comparable periods primarily as a result of a decrease in general and administrative expenses. As a percentage of net sales, operating expenses were 17.9% as compared to 17.4% for the three months ended November 30, 2010 and November 30, 2009, respectively.

The Company reported operating income of $5.4 million for the three months ended November 30, 2010 as compared to operating income of $3.1 million in the comparable year ago period. Net income for the three months ended November 30, 2010 was $3.9 million or $0.17 per share as compared to net income of $12.6 million or earnings per share of $0.55. The fiscal 2010 third quarter included an income tax benefit of $9.0 million as compared to an income tax expense of $2.0 million recorded in the fiscal 2011 third quarter.

Lavelle continued, "We took aggressive steps last year to improve our margins and I believe that has been reflected in our results in each quarter this fiscal year. We also lowered our overhead by over $22 million, less acquisitions and we continue to monitor our expense structure, looking for synergies and optimum utilization of our resources. We remain on track for sales increases and profitability this fiscal year, though the true profit potential for Audiovox directly correlates to our top-line. We are working diligently to grow our retail presence, expand our automotive distribution, and introduce innovative products that will resonate with our partners and consumers - many of which were on display and in demand at the Consumer Electronics Show last week in Las Vegas."

Nine-Month Comparisons

Net sales for the nine months ended November 30, 2010 were $422.8 million, an increase of 5.6% compared to net sales of $400.4 million reported in the comparable nine-month period.

Electronics sales were $312.4 million for the 2011 fiscal nine-month period as compared to $267.7 million for the nine months ended November 30, 2009, an increase of 16.7%. Electronics sales were positively impacted by the acquisitions of Invision Automotive System as well as higher sales of mobile electronics products in the aftermarket and at the OEM level, partially offset by declines in sales of portable DVD players and other consumer electronics categories. Electronics represented 73.9% of net sales for the nine months ended November 30, 2010 compared to 66.9% in the prior nine-month period.

Accessory sales were $110.4 million for the nine months ended November 30, 2010 as compared to $132.6 million for the nine months ended November 30, 2009, a decrease of 16.8%. A large portion of this decline was directly related to lower sales of digital antenna products as last fiscal year's results were positively influenced by the transition from analog to digital technology. The Accessories group has also been impacted by the general slowdown in consumer electronics sales at retail. Accessories represented 26.1% and 33.1% of net sales for the nine months ended November 30, 2010 and November 30, 2009, respectively.

Gross margins were 21.1% for the nine-month period ended November 30, 2010, a 190 basis point improvement from 19.2% reported in the comparable nine-month period. The increase in gross margins is a direct result of a shift in the company's product mix towards more OEM related products, as well as better margins in the Company's existing product lines with several new product introductions. Gross margins were also favorably impacted by reduced costs in freight and warehousing as compared to the prior year period.

Operating expenses increased by $12.5 million or 17.2% from $72.6 million, to $85.0 million for the nine-month periods ended November 30, 2009 and November 30, 2010, respectively. The increase in total operating expenses was primarily due to approximately $10.1 million in incremental expenses associated with the Company's acquisitions of Schwaiger and Invision. The additional increase in operating expenses is related to charges for employee stock option costs, higher professional fees, bad debt expenses associated with a bankruptcy settlement, severance charges associated with the consolidation of a German operating location, and a reinstatement of a portion of the reductions originally instituted in the salary reduction program to all employees below the vice president level. As a percentage of net sales, operating expenses decreased to 20.1% as compared to 18.1% for the nine months ended November 30, 2010 and November 30, 2009, respectively.

The Company reported operating income of $4.1 million for the nine months ended November 30, 2010 as compared to operating income of $4.2 million in the comparable year ago period. Net income for the nine months ended November 30, 2010 was $5.6 million or $0.24 per share as compared to net income of $15.9 million or earnings per share of $0.69. The fiscal 2010 nine-month period included an income tax benefit of $10.3 million as compared to an income tax expense of $1.8 million recorded in the nine-month period in Fiscal 2011.

Conference Call Information

The Company will be hosting its conference call on Tuesday, January 11, 2011 at 10:00 a.m. Eastern. Interested parties can participate by visiting www.audiovox.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 800-237-9752; international number: 617-847-8706; pass code: 83022516). For those who will be unable to participate, a replay will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay number: 617-801-6888; pass code: 55330276).

About Audiovox

Audiovox (Nasdaq: VOXX) is a recognized leader in the marketing of automotive entertainment, vehicle security and remote start systems, consumer electronics products and consumer electronics accessories. The company is number one in mobile video and places in the top ten of almost every category that it sells. Among the lines marketed by Audiovox are its mobile electronics products including mobile video systems, auto sound systems including satellite radio, vehicle security and remote start systems; consumer electronics products such as MP3 players, digital camcorders, DVRs, Internet radios, clock radios, portable DVD players, multimedia products like digital picture frames and home and portable stereos; consumer electronics accessories such as indoor/outdoor antennas, connectivity products, headphones, speakers, wireless solutions, remote controls, power & surge protectors and media cleaning & storage devices; Energizer(R)-branded products for rechargeable batteries and battery packs for camcorders, cordless phones, digital cameras and DVD players, as well as for power supply systems, automatic voltage regulators and surge protectors. The company markets its products through an extensive distribution network that includes power retailers, 12-volt specialists, mass merchandisers and an OE sales group. The company markets products under the Audiovox, Advent, RCA, Jensen, Acoustic Research, Energizer, Excalibur, Code Alarm, Invision, Omega, Prestige, Schwaiger, SURFACE and Terk brands. For additional information, visit our Web site at www.audiovox.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2010 and in its most recent quarterly filing with the Securities and Exchange Commission (SEC).

Company Contact:
Glenn Wiener, GW Communications
Tel: 212-786-6011
gwiener@GWCco.com

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	November 30,	February 28,
	2010	2010
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$37,823	$69,511
Short-term investments	24,558	-
Accounts receivable, net	131,668	131,266
Inventory	133,351	102,717
Receivables from vendors	8,037	11,170
Prepaid expenses and other current assets	13,019	16,311
Income tax receivable		1,304
Deferred income taxes	48	47
Total current assets	348,504	332,326

Investment securities	11,467	15,892
Equity investments	12,926	11,272
Property, plant and equipment, net	20,229	22,145
Goodwill	8,212	7,389
Intangible assets	95,665	97,226
Deferred income taxes	528	515
Other assets	2,485	2,213
Total assets	$500,016	$488,978

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	November 30,	February 28,
	2010	2010
Liabilities and Stockholders' Equity	(unaudited)

Current liabilities:
Accounts payable	$38,276	$36,126
Accrued expenses and other current liabilities	34,721	35,790
Accrued sales incentives	15,338	10,606
Income taxes payable	1,011	-
Deferred income taxes	1,895	1,931
Bank obligations	2,183	1,703
Current portion of long-term debt	2,712	6,383
Total current liabilities	96,136	92,539

Long-term debt	5,408	6,613
Capital lease obligation	5,384	5,490
Deferred compensation	3,601	3,158
Other tax liabilities	1,219	1,219
Deferred tax liabilities	8,243	8,502
Other long-term liabilities	6,168	7,194
Total liabilities	126,159	124,715

Commitments and contingencies

Stockholders' equity:
Series preferred stock, $.01 par value; 1,500,000 shares authorized, no shares issued or outstanding	0	0
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 22,545,337 and 22,441,712 shares issued and 20,727,505 and 20,622,905 shares outstanding at November 30, 2010 and February 28, 2010, respectively	225	225
Class B convertible, $.01 par value; 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at November 30, 2010 and February 28, 2010	22	22
Paid-in capital	277,468	275,684
Retained earnings	119,619	113,996
Accumulated other comprehensive loss	(5,091)	(7,278)
Treasury stock, at cost, 1,818,807 shares of Class A common stock at November 30, 2010 and February 28, 2010	(18,386)	(18,386)
Total stockholders' equity	373,857	364,263
Total liabilities and stockholders' equity	$500,016	$488,978

Audiovox Corporation and Subsidiaries
Consolidated Statements of Operations
For the three and nine months ended November 30, 2010 and 2009
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2010	2009	2010	2009

Net sales	$163,167	$155,657	$422,778	$400,354
Cost of sales	128,570	125,431	333,650	323,604
Gross profit	34,597	30,226	89,128	76,750

Operating expenses:
Selling	9,498	8,026	25,951	21,188
General and administrative	16,674	16,521	50,034	44,555
Engineering and technical support	3,023	2,543	9,052	6,819
Total operating expenses	29,195	27,090	85,037	72,562

Operating income	5,402	3,136	4,091	4,188

Other income (expense):
Interest and bank charges	(471)	(394)	(1,392)	(1,097)
Equity in income of equity investees	600	452	2,348	1,201
Other, net	363	448	2,363	1,303
Total other income (expense), net	492	506	3,319	1,407

Income before income taxes	5,894	3,642	7,410	5,595
Income tax expense (benefit)	2,035	(9,003)	1,786	(10,298)

Net income	$3,859	$12,645	$5,624	$15,893

Net income per common share (basic)	$0.17	$0.55	$0.25	$0.69

Net income per common share (diluted)	$0.17	$0.55	$0.24	$0.69

Weighted-average common shares outstanding (basic)	22,934,211	22,881,402	22,904,746	22,872,965
Weighted-average common shares outstanding (diluted)	23,098,948	22,936,346	23,057,969	22,911,792